Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION OF
PIPEX PHARMACEUTICALS, INC.

Pipex Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

            FIRST:  That at a meeting of the Board of Directors of Pipex Pharmaceuticals, Inc., on April 14, 2008, resolutions were duly adopted setting forth a proposal to change the Corporation’s name and to call a meeting of the stockholders of said Corporation on June 3, 2008 in accordance with Section 222 of the General Corporation Law of the State of Delaware for consideration of the following resolution:

RESOLVED, to approve the grant of discretionary authority to the Board of Directors for a 24 month period (a) to amend the Corporation’s Certificate of Incorporation to change the name of the Corporation or (b) to determine not to proceed with the name change.

SECOND:  That thereafter, pursuant to resolution of the Corporation’s Board of Directors, an annual meeting of the stockholders of said Corporation was duly held on June 3, 2008 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the resolution.

THIRD: That at a meeting of the Board of Directors of Pipex Pharmaceuticals, Inc., on October 2, 2008, resolutions were adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation changing the name of the Corporation pursuant to the previous stockholder vote. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows:

“The name of the corporation (hereinafter sometimes called the “Corporation”) is:  Adeona Pharmaceuticals, Inc.”

             FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

             IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 10th day of October, 2008.

PIPEX PHARMACEUTICALS, INC.

By: /s/ Nicholas Stergis
Nicholas Stergis
Chief Executive Officer